-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 3                                      WASHINGTON, D.C. 20549                                     OMB Approval
-------------------------           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           ------------------------------
                                                                                                       OMB Number:        3235-0104
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Expires:   December 31, 2001
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or      Estimated average burden
                                       Section 30(f) of the Investment Company Act of 1940             hours per response.......0.5
                                                                                                      ------------------------------

    (Print or Type Responses)
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1.  Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer name and Ticker or Trading Symbol
                                               Statement (Month/Day/Year)

               Foamart Ltd.                             8/6/01                   Security Associates International, Inc. (SAI)
    ------------------------------------   -----------------------------------------------------------------------------------------
    (Last)        (First)      (Middle)     3. I.R.S. Identification      5. Relationship of Reporting  6. If Amendment, Date of
                                               Number of Reporting           Person(s) to Issuer           Original
           c/o One South Place                 Person, if an entity          (Check all applicable)        (Month/Day/Year)
    ------------------------------------       (voluntary)
                (Street)                                                     [ ] Director
                                                                             [ ] Officer                ----------------------------
                                                                                 (give title below)     7. Individual or Joint/Group
                                                                             [X] 10% Owner                 Filing
         London, England EC2M 2WB                                            [ ] Other                     (Check Applicable Line)
    ------------------------------------                                         (specify below)           [X] Form filed by One
    (City)        (State)        (Zip)                                                                         Reporting Person
                                                                                                           [ ] Form filed by More
                                                                              -------------------------         than One Reporting
                                                                                                               Person
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                                        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                        2. Amount of Securities     3. Ownership Form: Direct (D)    4. Nature of Indirect
   (Instr. 4)                                  Beneficially Owned          or Indirect (I) (Instr. 5)       Beneficial Ownership
                                               (Instr. 4)                                                   (Instr. 5)
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   Common Stock                                      460,000                         D (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                     ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

                                                                                                                         Page 1 of 3
                                                                                                                     SEC 1473 (3-99)

FORM 3 (CONTINUED)

         TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of                2. Date Exer-           3. Title and Amount of         4. Conversion or    5. Ownership     6. Nature of
   Derivative                 cisable and             Securities Underlying          Exercise Price      Form of          Indirect
   Security                   Expiration              Derivative Security            of Derivative       Derivative       Beneficial
   (Instr. 4)                 Date                    (Instr. 4)                     Security            Security:        Ownership
                              (Month/Day/Year)                                                           Direct (D) or    (Instr. 5)
                                                                                                         Indirect (I)
                                                                                                         (Instr. 5)
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                              Date      Expira-                         Amount or
                              Exer-     tion                            Number of
                              cisable   Date          Title             Shares
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  Series A Preferred          N/A       N/A         Common Stock       1,210,000         N/A                D (1)
        Stock
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 Warrants to Purchase         immed.    7/26/01     Common Stock       1,215,000       $3.50                D (1)
     Common Stock
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Explanation of Responses:  [See Attachment A.]

**      Intentional misstatements or omissions of facts constitute
        Federal Criminal Violations.
        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:   File three copies of this Form, one of which must be manually     /s/  Andrew Healey                          8/16/01
        signed.  If space is insufficient, see Instruction 6 for          -----------------------------------   --------------------
        procedure.                                                         ** Signature of Reporting Person             Date


                                                                          Title: Director


Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a                                                      Page 2 of 3
currently valid OMB Number.                                                                                          SEC 1473 (3-99)




ATTACHMENT A

(1) These securities are owned directly by Foamart Ltd. and indirectly by St. Martins Holding II Ltd., Foamart Ltd.'s parent company, and indirectly by St. Martins Holding I Ltd., St. Martins Holding II Ltd.'s parent company.


                             JOINT FILER INFORMATION


Name:  St Martins Holding I Ltd.

Address: c/o Carmelite
         50 Victoria Embankment Blackfriars
         London
         England EC4Y 0DX

Designated Filer:  Foamart Ltd.

Issuer & Ticker Symbol:  Security Associates International, Inc. (SAI)

Date of Event
Requiring Statement:  8/6/01



By: /s/ F. David Porter                                     Date:  8/16/01
  ---------------------------                                    ---------------
   Name: F. David Porter
   Title: Director



Name:  St Martins Holding II Ltd.

Address: c/o Carmelite
         50 Victoria Embankment Blackfriars
         London
         England EC4Y 0DX

Designated Filer:  Foamart Ltd.

Issuer & Ticker Symbol:  Security Associates International, Inc. (SAI)

Date of Event
Requiring Statement:  8/6/01





By: /s/ F. David Porter                                     Date:  8/16/01
  ---------------------------                                    ---------------
   Name: F. David Porter
   Title: Director


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                                                                 SEC 1473 (3-99)